Exhibit 99.1

THE WENDY’S COMPANY REPORTS SECOND QUARTER 2021 RESULTS

Dublin, Ohio (August 11, 2021) - The Wendy’s Company (Nasdaq: WEN) today reported unaudited results for the second quarter ended July 4, 2021.

“We are thrilled to once again increase our 2021 financial outlook across all key financial metrics, driven by a transformative quarter that showcased our continued momentum and the overall strength of our business,” President and Chief Executive Officer Todd Penegor said. “Our robust growth continued in the second quarter, as sales significantly exceeded our expectations, leading to restaurant level margins of more than 20 percent and record profits, fueling our restaurant economic model. We are also excited to meaningfully increase our 2025 Global restaurant target to 8,500 to 9,000, driven by a development commitment with REEF Kitchens, a new build to suit development fund, and incremental commitments through our latest new restaurant incentive program. Our business momentum, strong partnership and health of our franchisees, and the dedication of our restaurant crew and support center teams reaffirms our confidence that we will achieve our vision of becoming the world’s most thriving and beloved restaurant brand.”

Second Quarter 2021 Summary

See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Operational Highlights	Second Quarter		Year-to-Date
	2021	2020	2021	2020
Systemwide Sales Growth(1)
U.S.	20.6%	(4.0)%	16.9%	(1.6)%
International(2)	48.2%	(24.5)%	25.6%	(12.4)%
Global	22.9%	(6.2)%	17.7%	(2.7)%
Same-Restaurant Sales Growth(1)
U.S.	16.1%	(4.4)%	14.9%	(2.3)%
International(2)	31.4%	(18.4)%	19.0%	(10.1)%
Global	17.4%	(5.8)%	15.2%	(3.1)%
Systemwide Sales (In US$ Millions)(3)
U.S.	$2,897	$2,403	$5,545	$4,744
International(2)	$354	$220	$657	$493
Global	$3,251	$2,624	$6,202	$5,237
Restaurant Openings
U.S. - Total / Net	22 / 10	19 / 1	42 / 14	46 / 10
International - Total / Net	21 / 18	3 / 0	39 / 24	17 / 8
Global - Total / Net	43 / 28	22 / 1	81 / 38	63 / 18
Global Reimaging Completion Percentage			68%	61%

(1) Systemwide sales growth and same-restaurant sales growth are calculated on a constant currency basis and include sales by both Company-operated and franchise restaurants.

(2) Excludes Venezuela and Argentina.

(3) Systemwide sales include sales at both Company-operated and franchise restaurants.

Financial Highlights	Second Quarter			Year-to-Date
	2021	2020	B / (W)	2021	2020	B / (W)
(In Millions Except Per Share Amounts)	(Unaudited)			(Unaudited)
Total Revenues	$493.3	$402.3	22.6%	$953.5	$807.3	18.1%
Adjusted Revenues(1)	$391.1	$324.2	20.6%	$761.8	$650.6	17.1%
Company-Operated Restaurant Margin	20.3%	14.4%	5.9%	18.7%	12.2%	6.5%
General and Administrative Expense	$63.1	$48.6	(29.9)%	$115.7	$100.2	(15.5)%
Operating Profit	$126.7	$60.7	108.9%	$209.9	$109.4	91.9%
Net Income	$65.7	$24.9	163.9%	$107.1	$39.3	172.5%
Adjusted EBITDA	$131.1	$97.4	34.5%	$252.1	$186.8	35.0%
Reported Diluted Earnings Per Share	$0.29	$0.11	163.6%	$0.47	$0.17	176.5%
Adjusted Earnings Per Share	$0.27	$0.12	125.0%	$0.47	$0.21	123.8%
Cash Flows from Operations				$158.8	$30.6	nm
Capital Expenditures				$(24.1)	$(29.4)	18.0%
Free Cash Flow(2)				$185.8	$12.7	nm

(1)	Total revenues less advertising funds revenue.
(2)	Cash flows from operations minus capital expenditures, the impact of our advertising funds and cash paid for taxes related to the disposition of the New York market in Q2 2021.

Second Quarter Financial Highlights

Total Revenues

The increase in revenues was primarily driven by higher sales at Company-operated restaurants, an increase in franchise royalty revenue, and an increase in advertising funds. These increases were primarily driven by positive same-restaurant sales. Revenues also increased due to higher franchise fees primarily as the result of the Company’s new technology fee that was implemented in 2021.

Adjusted Revenues

The increase in adjusted revenues was primarily driven by higher sales at Company-operated restaurants and an increase in franchise royalty revenue. These increases were primarily driven by positive same-restaurant sales. Revenues also increased due to higher franchise fees primarily as the result of the Company’s new technology fee that was implemented in 2021.

Company-Operated Restaurant Margin

The increase in Company-operated restaurant margin was primarily the result of increased customer counts, a higher average check, and lapping recognition pay where the Company increased pay for all restaurant level employees by 10% for April and May in the prior year. The increase was partially offset by labor rate increases and higher commodity costs.

General and Administrative Expense

The increase in general and administrative expense was primarily driven by higher incentive and stock compensation accruals and technology costs primarily related to the Company’s ERP implementation.

Operating Profit

The increase in operating profit resulted primarily from higher franchise royalty revenue and fees, system optimization gains primarily related to the sale of the New York market, and an increase in Company-operated restaurant margin. These increases were partially offset by higher general and administrative expense.

Net Income

The increase in net income resulted primarily from higher operating profit. This was partially offset by a loss on early extinguishment of debt that the Company incurred as part of its debt refinancing completed in the second quarter of 2021.

Adjusted EBITDA

The increase in adjusted EBITDA resulted primarily from higher franchise royalty revenue and fees and an increase in Company-operated restaurant margin. These increases were partially offset by higher general and administrative expense.

Adjusted Earnings Per Share

The increase in adjusted earnings per share was primarily driven by an increase in adjusted EBITDA.

Year to Date Free Cash Flow

The increase in free cash flow resulted primarily from higher net income, higher royalties collected as the result of lapping the three month extension of royalty payment terms that was provided to franchisees in 2020 as part of the Company’s COVID relief package, the impact from the cash payment related to the settlement of the financial institutions case in January 2020, the timing of receipts of franchisee rental payments, and the timing of accrued compensation payments.

Company Adds $10 Million of Incremental Breakfast Advertising Spending to Its 2021 Plan

The Company announced today a $10 million incremental investment in breakfast advertising in 2021, taking the Company’s total expected incremental investment to $25 million for the year. The Company expects that this incremental investment will continue to drive trial and acceleration of the Company’s breakfast offering. The Company remains committed to growing its breakfast business to 10% of sales by the end of 2022.

Company Adds Significant Fuel to New Restaurant Development; Raises 2025 Target Meaningfully to 8,500 to 9,000 Global Restaurants

REEF Kitchens Development Commitment

The Company announced today a development commitment by REEF to open and operate 700 delivery kitchens over the next five years across the U.S., Canada, and the United Kingdom. This commitment is building on the successful test of eight delivery kitchens that opened in Canada. The Company expects REEF to open approximately 50 delivery kitchens in 2021 with the remainder being opened in 2022-2025.

Strategic Build to Suit Development Fund

The Company announced today the creation of a $100 million strategic build to suit development fund to drive additional new restaurant growth that is being funded by the additional cash that was obtained as part of the Company’s debt refinancing completed in the second quarter. We are expecting that this program, along with newly implemented lower and more competitive liquidity and net worth requirements for new franchisees, will transform how we recruit and engage diverse franchisees into the brand. The Company expects the development fund to drive approximately 80-90 new franchise restaurants in 2022-2025.

Groundbreaker Incentive Program Update

The Company also provided an update on the successful completion of its 2021 “Groundbreaker” new restaurant incentive program. As part of this program, the Company received incremental commitments for approximately 240 new restaurants in the U.S. and Canada that will help to solidify its significant growth plans over the next several years.

Company Increases Quarterly Dividend to 12 Cents

The Company announced today a 20% increase in its regular quarterly cash dividend to 12 cents per share, payable on September 15, 2021, to stockholders of record as of September 1, 2021. The Company believes that its strengthening liquidity position, along with the momentum it is seeing in its business, supports this increase, while still leaving flexibility to invest in growth. The number of common shares outstanding as of August 4, 2021 was approximately 223 million.

Company Increases Share Repurchase Authorization by $70 million

The Company announced today that its Board of Directors has approved an increase to the Company’s existing share repurchase authorization by $70 million to a total of $220 million.

The Company repurchased 1.2 million shares for $27.3 million in the second quarter of 2021 and has repurchased 0.2 million shares for approximately $4.4 million thus far in the third quarter of 2021. As of the date of this release, approximately $100 million remains available under the Company’s newly increased $220 million share repurchase authorization that expires in February 2022.

2021 Outlook

This release includes forward-looking projections for certain non-GAAP financial measures, including systemwide sales, adjusted EBITDA, adjusted earnings per share and free cash flow. The Company excludes certain expenses and benefits from adjusted EBITDA, adjusted earnings per share and free cash flow, such as the impact from our advertising funds, including the net change in the restricted operating assets and liabilities and any excess or deficit of advertising fund revenues over advertising fund expenses, impairment of long-lived assets, reorganization and realignment costs, system optimization (gains) losses, net, and the timing and resolution of certain tax matters. Due to the uncertainty and variability of the nature and amount of those expenses and benefits, the Company is unable without unreasonable effort to provide projections of net income, earnings per share or net cash provided by operating activities, or a reconciliation of those projected measures.

During 2021, the Company Now Expects:

•	Global systemwide sales growth: 11 to 13 percent (excluding the impact of the 53rd week)

•	Adjusted EBITDA: $465 to $475 million (including $25 million of incremental Company breakfast advertising spending)

•	Adjusted earnings per share: $0.79 to $0.81

•	Cash flows from operations: $350 to $370 million

•	Capital expenditures: $80 to $90 million

•	Free cash flow: $270 to $280 million

Conference Call and Webcast Scheduled for 8:30 a.m. Today, August 11

The Company will host a conference call on Wednesday, August 11 at 8:30 a.m. ET, with a simultaneous webcast from the Company’s Investor Relations website at www.irwendys.com. The related presentation materials will also be available on the Company’s Investor Relations website. The live conference call will be available by telephone at (866) 211-4759 for domestic callers and (647) 689-6752 for international callers. An archived webcast and presentation materials will be available on the Company’s Investor Relations website.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, forward-looking statements include the words “may,” “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimate,” “goal,” “upcoming,” “outlook,” “guidance” or the negation thereof, or similar expressions. In addition, all statements that address future operating, financial or business performance, strategies or initiatives, future efficiencies or savings, anticipated costs or charges, future capitalization, anticipated impacts of recent or pending investments or transactions and statements expressing general views about future results or brand health are forward-looking statements within the meaning of the Reform Act. Forward-looking statements are based on the Company’s expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. For all such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by the Company’s forward-looking statements.

Many important factors could affect the Company’s future results and cause those results to differ materially from those expressed in or implied by the Company’s forward-looking statements. Such factors include, but are not limited to, the following: (1) disruption to the Company’s business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on the Company’s results of operations, financial condition and prospects; (2) the impact of competition or poor customer experiences at Wendy’s restaurants; (3) economic disruptions, including in regions with a high concentration of Wendy’s restaurants; (4) changes in discretionary consumer spending and consumer tastes and preferences; (5) impacts to the Company’s corporate reputation or the value and perception of the Company’s brand; (6) the effectiveness of the Company’s marketing and advertising programs and new product development; (7) the Company’s ability to manage the accelerated impact of social media; (8) the Company’s ability to protect its intellectual property; (9) food safety events or health concerns involving the Company’s products; (10) the Company’s ability to achieve its growth strategy through new restaurant development and its Image Activation program; (11) the Company’s ability to effectively manage the acquisition and disposition of restaurants or successfully implement other strategic initiatives; (12) risks associated with leasing and owning significant amounts of real estate, including environmental matters; (13) the Company’s ability to achieve and maintain market share in the breakfast daypart; (14) risks associated with the Company’s international operations, including the ability to execute its international growth strategy; (15) changes in commodity and other operating costs; (16) shortages or interruptions in the supply or distribution of the Company’s products and other risks associated with the Company’s independent supply chain purchasing co-op; (17) the impact of increased labor costs or labor shortages; (18) the continued succession and retention of key personnel and the effectiveness of the Company’s leadership structure; (19) risks associated with the Company’s digital commerce strategy, platforms and technologies, including its ability to adapt to changes in industry trends and consumer preferences; (20) the Company’s dependence on computer systems and information technology, including risks associated with the failure, misuse, interruption or breach of its systems or technology or other cyber incidents or deficiencies; (21) risks associated with the Company’s securitized financing facility and other debt agreements, including compliance with operational and financial covenants, restrictions on its ability to raise additional capital, the impact of its overall debt levels and the Company’s ability to generate sufficient cash flow to meet its debt service obligations and operate its business; (22) risks associated with the Company’s capital allocation policy, including the amount and timing of equity and debt repurchases and dividend payments; (23) risks associated with complaints and litigation, compliance with legal and regulatory requirements and an increased focus on environmental, social and governance issues; (24) risks associated with the availability and cost of insurance, changes in accounting standards, the recognition of impairment or other charges, the impact of realignment and reorganization initiatives, changes in tax rates or tax laws and fluctuations in foreign currency exchange rates; (25) conditions beyond the Company’s control, such as adverse weather conditions, natural disasters, hostilities, social unrest, health epidemics or pandemics or other catastrophic events; and (26) other risks and uncertainties cited in the Company’s releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

In addition to the factors described above, there are risks associated with the Company’s predominantly franchised business model that could impact its results, performance and achievements. Such risks include the Company’s ability to identify, attract and retain experienced and qualified franchisees, effectively manage the transfer of restaurants between and among franchisees, the business and financial health of franchisees, the ability of franchisees to meet their royalty, advertising, development, reimaging and other commitments, participation by franchisees in brand strategies and the fact that franchisees are independent third parties that own, operate and are responsible for overseeing the operations of their restaurants. The Company’s predominantly franchised business model may also impact the ability of the Wendy’s system to effectively respond and adapt to market changes. Many of these risks have been or in the future may be heightened due to the business disruption and impact from the COVID-19 pandemic.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect the Company.

The Company assumes no obligation to update any forward-looking statements after the date of this release as a result of new information, future events or developments, except as required by federal securities laws, although the Company may do so from time to time. The Company does not endorse any projections regarding future performance that may be made by third parties.

There can be no assurance that any additional regular quarterly cash dividends will be declared or paid after the date hereof, or of the amount or timing of such dividends, if any. Future dividend payments, if any, are subject to applicable law, will be made at the discretion of the Board of Directors and will be based on factors such as the Company’s earnings, financial condition and cash requirements and other factors.

Disclosure Regarding Non-GAAP Financial Measures

In addition to the financial measures presented in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has included certain non-GAAP financial measures in this release, including adjusted revenue, adjusted EBITDA, adjusted earnings per share, free cash flow and systemwide sales.

The Company uses adjusted revenue, adjusted EBITDA, adjusted earnings per share and systemwide sales as internal measures of business operating performance and as performance measures for benchmarking against the Company’s peers and competitors. Adjusted EBITDA is also used by the Company in establishing performance goals for purposes of executive compensation. The Company believes its presentation of adjusted revenue, adjusted EBITDA, adjusted earnings per share and systemwide sales provides a meaningful perspective of the underlying operating performance of our current business and enables investors to better understand and evaluate our historical and prospective operating performance. The Company believes these non-GAAP financial measures are important supplemental measures of operating performance because they eliminate items that vary from period to period without correlation to our core operating performance and highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. Due to the nature and/or size of the items being excluded, such items do not reflect future gains, losses, expenses or benefits and are not indicative of our future operating performance. The Company believes investors, analysts and other interested parties use adjusted revenue, adjusted EBITDA, adjusted earnings per share and systemwide sales in evaluating issuers, and the presentation of these measures facilitates a comparative assessment of the Company’s operating performance in addition to the Company’s performance based on GAAP results.

This release also includes disclosure regarding the Company’s free cash flow. Free cash flow is a non-GAAP financial measure that is used by the Company as an internal measure of liquidity. Free cash flow is also used by the Company in establishing performance goals for purposes of executive compensation. The Company defines free cash flow as cash flows from operations minus (i) capital expenditures and (ii) the net change in the restricted operating assets and liabilities of the advertising funds and any excess/deficit of advertising funds revenue over advertising funds expense included in net income, as reported under GAAP. The impact of our advertising funds is excluded because the funds are used solely for advertising and are not available for the Company’s working capital needs. The Company may also make additional adjustments for certain non-recurring or unusual items to the extent identified in the reconciliation tables that accompany this release, such as the cash paid for taxes related to the disposition of the New York market. The cash paid for taxes related to the disposition of the New York market is excluded from free cash flow because the cash we received on the sales of those restaurants is being recorded in cash flows from investing activities. The Company believes free cash flow is an important liquidity measure for investors and other interested persons because it communicates how much cash flow is available for working capital needs or to be used for repurchasing shares, paying dividends, repaying or refinancing debt, financing possible acquisitions or investments or other uses of cash.

Adjusted revenue, adjusted EBITDA, adjusted earnings per share, free cash flow and systemwide sales are not recognized terms under GAAP, and the Company’s presentation of these non-GAAP financial measures does not replace the presentation of the Company’s financial results in accordance with GAAP. Because all companies do not calculate adjusted revenue, adjusted EBITDA, adjusted earnings per share, free cash flow and systemwide sales (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures. The non-GAAP financial measures included in this release should not be construed as substitutes for or better indicators of the Company’s performance than the most directly comparable GAAP financial measures. See the reconciliation tables that accompany this release for additional information regarding certain of the non-GAAP financial measures included herein.

Key Business Measures

The Company tracks its results of operations and manages its business using certain key business measures, including same-restaurant sales, systemwide sales and Company-operated restaurant margin, which are measures commonly used in the quick-service restaurant industry that are important to understanding Company performance.

Same-restaurant sales and systemwide sales each include sales by both Company-operated and franchise restaurants. The Company reports same-restaurant sales for new restaurants after they have been open for 15 continuous months and for reimaged restaurants as soon as they reopen. Restaurants temporarily closed for more than one fiscal week are excluded from same-restaurant sales. For fiscal 2020, same-restaurant sales excluded the impact of a 53rd operating week. In fiscal 2020, same-restaurant sales compared the 52 weeks from December 30, 2019 through December 27, 2020 to the 52 weeks from December 31, 2018 through December 29, 2019. For fiscal 2021, same-restaurant sales will compare the 52 weeks from January 4, 2021 through January 2, 2022 to the 52 weeks from January 6, 2020 through January 3, 2021.

Franchise restaurant sales are reported by our franchisees and represent their revenues from sales at franchised Wendy’s restaurants. Sales by franchise restaurants are not recorded as Company revenues and are not included in the Company’s consolidated financial statements. However, the Company’s royalty revenues are computed as percentages of sales made by Wendy’s franchisees and, as a result, sales by franchisees have a direct effect on the Company’s royalty revenues and profitability.

Same-restaurant sales and systemwide sales exclude sales from Venezuela and Argentina due to the highly inflationary economies of those countries.

The Company calculates same-restaurant sales and systemwide sales growth on a constant currency basis. Constant currency results exclude the impact of foreign currency translation and are derived by translating current year results at prior year average exchange rates. The Company believes excluding the impact of foreign currency translation provides better year over year comparability.

Company-operated restaurant margin is defined as sales from Company-operated restaurants less cost of sales divided by sales from Company-operated restaurants. Cost of sales includes food and paper, restaurant labor and occupancy, advertising and other operating costs.

About Wendy’s

Wendy’s® was founded in 1969 by Dave Thomas in Columbus, Ohio. Dave built his business on the premise, “Quality is our Recipe®,” which remains the guidepost of the Wendy’s system. Wendy’s is best known for its made-to-order square hamburgers, using fresh, never frozen beef*, freshly-prepared salads, and other signature items like chili, baked potatoes and the Frosty® dessert. The Wendy’s Company (Nasdaq: WEN) is committed to doing the right thing and making a positive difference in the lives of others. This is most visible through the Company’s support of the Dave Thomas Foundation for Adoption® and its signature Wendy’s Wonderful Kids® program, which seeks to find a loving, forever home for every child waiting to be adopted from the North American foster care system. Today, Wendy’s and its franchisees employ hundreds of thousands of people across more than 6,800 restaurants worldwide with a vision of becoming the world’s most thriving and beloved restaurant brand. For details on franchising, connect with us at www.wendys.com/franchising. Visit www.wendys.com and www.squaredealblog.com for more information and connect with us on Twitter and Instagram using @wendys, and on Facebook at www.facebook.com/wendys.

*	Fresh beef available in the contiguous U.S., Alaska, and Canada.

Investor Contact:

Greg Lemenchick

Senior Director - Investor Relations & Corporate FP&A

(614) 766-3977; greg.lemenchick@wendys.com

Media Contact:

Heidi Schauer

Vice President - Communications, Public Affairs & Customer Care

(614) 764-3368; heidi.schauer@wendys.com

The Wendy’s Company and Subsidiaries

Condensed Consolidated Statements of Operations

Three and Six Month Periods Ended July 4, 2021 and June 28, 2020

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	2021	2020	2021	2020
Revenues:
Sales	$193,525	$164,217	$382,582	$331,015
Franchise royalty revenue	119,566	97,191	227,900	192,547
Franchise fees	17,095	5,929	31,591	12,278
Franchise rental income	60,868	56,857	119,744	114,713
Advertising funds revenue	102,283	78,112	191,723	156,713

	493,337	402,306	953,540	807,266

Costs and expenses:
Cost of sales	154,154	140,626	311,004	290,625
Franchise support and other costs	8,885	5,454	16,571	13,467
Franchise rental expense	34,068	31,297	66,634	60,598
Advertising funds expense	107,875	81,317	202,113	161,305
General and administrative	63,114	48,592	115,736	100,231
Depreciation and amortization	30,761	34,714	62,303	65,760
System optimization gains, net	(30,766)	(1,987)	(31,282)	(2,310)
Reorganization and realignment costs	2,102	2,911	7,036	6,821
Impairment of long-lived assets	630	117	1,265	4,704
Other operating income, net	(4,232)	(1,396)	(7,708)	(3,328)

	366,591	341,645	743,672	697,873

Operating profit	126,746	60,661	209,868	109,393
Interest expense, net	(28,204)	(29,085)	(56,990)	(57,610)
Loss on early extinguishment of debt	(17,917)	—	(17,917)	—
Other income (expense), net	161	(144)	290	932

Income before income taxes	80,786	31,432	135,251	52,715
Provision for income taxes	(15,062)	(6,528)	(28,161)	(13,370)

Net income	$65,724	$24,904	$107,090	$39,345

Net income per share:
Basic	$.30	$.11	$.48	$.18
Diluted	.29	.11	.47	.17

Number of shares used to calculate basic income per share	221,874	223,123	222,604	223,329

Number of shares used to calculate diluted income per share	225,400	227,174	226,063	227,591

The Wendy’s Company and Subsidiaries

Condensed Consolidated Balance Sheets

As of July 4, 2021 and January 3, 2021

(In Thousands Except Par Value)

(Unaudited)

	July 4, 2021	January 3, 2021
ASSETS
Current assets:
Cash and cash equivalents	$568,139	$306,989
Restricted cash	37,792	33,973
Accounts and notes receivable, net	103,257	109,891
Inventories	4,261	4,732
Prepaid expenses and other current assets	24,219	89,732
Advertising funds restricted assets	101,858	142,306

Total current assets	839,526	687,623
Properties	881,798	915,889
Finance lease assets	206,586	206,153
Operating lease assets	791,924	821,480
Goodwill	752,552	751,049
Other intangible assets	1,217,275	1,224,960
Investments	43,676	44,574
Net investment in sales-type and direct financing leases	302,694	268,221
Other assets	130,843	120,057

Total assets	$5,166,874	$5,040,006

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$32,750	$28,962
Current portion of finance lease liabilities	14,547	12,105
Current portion of operating lease liabilities	45,269	45,346
Accounts payable	32,430	31,063
Accrued expenses and other current liabilities	137,991	155,321
Advertising funds restricted liabilities	109,799	140,511

Total current liabilities	372,786	413,308
Long-term debt	2,373,610	2,218,163
Long-term finance lease liabilities	521,608	506,076
Long-term operating lease liabilities	838,585	865,325
Deferred income taxes	279,837	280,755
Deferred franchise fees	89,286	89,094
Other liabilities	120,806	117,689

Total liabilities	4,596,518	4,490,410

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.10 par value; 1,500,000 shares authorized; 470,424 shares issued; 222,960 and 224,268 shares outstanding, respectively	47,042	47,042
Additional paid-in capital	2,907,274	2,899,276
Retained earnings	303,475	238,674
Common stock held in treasury, at cost; 247,464 and 246,156 shares, respectively	(2,643,361)	(2,585,755)
Accumulated other comprehensive loss	(44,074)	(49,641)

Total stockholders’ equity	570,356	549,596

Total liabilities and stockholders’ equity	$5,166,874	$5,040,006

The Wendy’s Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Six Month Periods Ended July 4, 2021 and June 28, 2020

(In Thousands)

(Unaudited)

	Six Months Ended
	2021	2020
Cash flows from operating activities:
Net income	$107,090	$39,345
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,303	65,760
Share-based compensation	11,033	9,326
Impairment of long-lived assets	1,265	4,704
Deferred income tax	(2,137)	1,920
Non-cash rental expense, net	20,075	12,251
Change in operating lease liabilities	(23,074)	(19,233)
Net receipt of deferred vendor incentives	3,332	7,728
System optimization gains, net	(31,282)	(2,310)
Distributions received from joint ventures, net of equity in earnings	2,354	1,262
Long-term debt-related activities, net	21,328	3,141
Changes in operating assets and liabilities and other, net	(13,536)	(93,332)

Net cash provided by operating activities	158,751	30,562

Cash flows from investing activities:
Capital expenditures	(24,069)	(29,402)
Acquisitions	4,879	—
Dispositions	50,531	4,320
Notes receivable, net	611	138

Net cash provided by (used in) investing activities	31,952	(24,944)

Cash flows from financing activities:
Proceeds from long-term debt	1,100,000	153,315
Repayments of long-term debt	(941,220)	(24,271)
Repayments of finance lease liabilities	(5,777)	(3,707)
Deferred financing costs	(20,873)	(2,122)
Repurchases of common stock	(83,658)	(45,137)
Dividends	(42,279)	(37,974)
Proceeds from stock option exercises	25,933	11,865
Payments related to tax withholding for share-based compensation	(3,197)	(3,704)

Net cash provided by financing activities	28,929	48,265

Net cash provided by operations before effect of exchange rate changes on cash	219,632	53,883
Effect of exchange rate changes on cash	2,283	(3,132)

Net increase in cash, cash equivalents and restricted cash	221,915	50,751
Cash, cash equivalents and restricted cash at beginning of period	418,241	358,707

Cash, cash equivalents and restricted cash at end of period	$640,156	$409,458

The Wendy’s Company and Subsidiaries

Reconciliations of Net Income to Adjusted EBITDA and Revenues to Adjusted Revenues

Three and Six Month Periods Ended July 4, 2021 and June 28, 2020

(In Thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	2021	2020	2021	2020
Net income	$65,724	$24,904	$107,090	$39,345
Provision for income taxes	15,062	6,528	28,161	13,370

Income before income taxes	80,786	31,432	135,251	52,715
Other (income) expense, net	(161)	144	(290)	(932)
Loss on early extinguishment of debt	17,917	—	17,917	—
Interest expense, net	28,204	29,085	56,990	57,610

Operating profit	126,746	60,661	209,868	109,393
Plus (less):
Advertising funds revenue	(102,283)	(78,112)	(191,723)	(156,713)
Advertising funds expense (a)	103,885	79,132	194,589	159,120
Depreciation and amortization	30,761	34,714	62,303	65,760
System optimization gains, net	(30,766)	(1,987)	(31,282)	(2,310)
Reorganization and realignment costs	2,102	2,911	7,036	6,821
Impairment of long-lived assets	630	117	1,265	4,704

Adjusted EBITDA	$131,075	$97,436	$252,056	$186,775

Revenues	$493,337	$402,306	$953,540	$807,266
Less:
Advertising funds revenue	(102,283)	(78,112)	(191,723)	(156,713)

Adjusted revenues	$391,054	$324,194	$761,817	$650,553

(a)

Excludes advertising funds expense of $3,990 and $7,524 for the three and six months ended July 4, 2021, respectively, and $2,185 for the three and six months ended June 28, 2020 related to the Company funding of incremental advertising.

The Wendy’s Company and Subsidiaries

Reconciliation of Net Income and Diluted Earnings Per Share to

Adjusted Income and Adjusted Earnings Per Share

Three and Six Month Periods Ended July 4, 2021 and June 28, 2020

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	2021	2020	2021	2020
Net income	$65,724	$24,904	$107,090	$39,345

Plus (less):
Advertising funds revenue	(102,283)	(78,112)	(191,723)	(156,713)
Advertising funds expense (a)	103,885	79,132	194,589	159,120
System optimization gains, net	(30,766)	(1,987)	(31,282)	(2,310)
Reorganization and realignment costs	2,102	2,911	7,036	6,821
Impairment of long-lived assets	630	117	1,265	4,704
Loss on early extinguishment of debt	17,917	—	17,917	—

Total adjustments	(8,515)	2,061	(2,198)	11,622
Income tax impact on adjustments (b)	3,429	(268)	1,520	(3,698)

Total adjustments, net of income taxes	(5,086)	1,793	(678)	7,924

Adjusted income	$60,638	$26,697	$106,412	$47,269

Diluted earnings per share	$.29	$.11	$.47	$.17
Total adjustments per share, net of income taxes	(.02)	.01	—	.04

Adjusted earnings per share	$.27	$.12	$.47	$.21

(a)

Excludes advertising funds expense of $3,990 and $7,524 for the three and six months ended July 4, 2021, respectively, and $2,185 for the three and six months ended June 28, 2020 related to the Company funding of incremental advertising.

(b)

The provision for (benefit from) income taxes on “System optimization gains, net” was $8,742 and $512 for the three months ended July 4, 2021 and June 28, 2020, respectively, and $8,266 and $(734) for the six months ended July 4, 2021 and June 28, 2020, respectively. The benefit from income taxes on all other adjustments (excluding the advertising funds adjustments) was calculated using an effective tax rate of 25.73% and 25.76% for the three months ended July 4, 2021 and June 28, 2020, respectively, and 25.73% and 25.72% for the six months ended July 4, 2021 and June 28, 2020, respectively.

The Wendy’s Company and Subsidiaries

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Six Month Periods Ended July 4, 2021 and June 28, 2020

(In Thousands)

(Unaudited)

	Six Months Ended
	2021	2020
Net cash provided by operating activities	$158,751	$30,562
Less:
Capital expenditures	(24,069)	(29,402)
Cash paid for taxes related to New York disposition	9,512	—
Advertising funds impact (a)	41,621	11,526

Free cash flow	$185,815	$12,686

(a)

Represents the net change in the restricted operating assets and liabilities of our advertising funds, which is included in “Changes in operating assets and liabilities and other, net,” and the excess of advertising funds expense over advertising funds revenue, which is included in “Net income.”